Exhibit 99.3

TRADING SYMBOLS:	May 26, 2010
In the U.S.: NYSE Amex: HTM and in Canada: TSX: GTH

IDAHO PUBLIC UTILITIES COMMISSION APPROVES
NEAL HOT SPRINGS POWER PURCHASE AGREEMENT

BOISE, Idaho – May 26, 2010    U.S. Geothermal Inc. ("U.S. Geothermal"), a renewable energy company focused on the development, production and sale of electricity from geothermal energy, today announced that the Idaho Public Utilities Commission has approved the Power Purchase Agreement ("PPA") for the Neal Hot Springs project. U.S. Geothermal’s wholly owned subsidiary, USG Oregon LLC, signed the PPA with Idaho Power Company in December 2009. The PPA has a term of 25 years and provides for the purchase of up to 25 megawatts ("MWs") of certified renewable power. Beginning in 2012, the flat energy price is $96 per MW hour. The price escalates annually by 6 percent in the initial years and by 1.33 percent during the latter years of the agreement. The approximate 25-year levelized price is $117.65 per MW hour.

Neal Hot Springs is being developed as an improved technology binary cycle power plant with a planned annual average net output of 22 MWs.

The project is negotiating with the U.S. Department of Energy for a low cost $102.2 million loan for 75% of the maximum total project costs. In addition, with construction continuing this year, the project will qualify for an approximate $34 million cash grant from the U.S. Department of The Treasury upon commercial operation of the plant. USG Oregon LLC initiated construction by having drilled two production wells that have a combined output rating, subject to drilling necessary injection wells, of nearly 15 MW.

Two smaller drill rigs are currently working on an extensive temperature gradient well drilling program at the project. Ten small diameter wells have already been completed and an additional three wells are planned with variable depths down to 2,000 feet. The drilling has identified an enlarged high temperature geothermal anomaly and extended the length of the known production zone by approximately one mile to the southeast. The results of this drill program are being incorporated into a reservoir model to help pinpoint the location of the remaining full size production and injection wells to be drilled.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company with operating geothermal power plants at Raft River, Idaho and San Emidio, Nevada A temperature gradient drilling program is underway at the Neal Hot Spring project following the successful completion of a second full scale production well. The project is in the final stages of negotiations for a $102.2 million project loan as part of its development activities at Neal Hot Springs in eastern Oregon. Development of the third operating geothermal power plant is proceeding.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the TSX do not accept responsibility for the adequacy of this release.